Exhibit 99.1

Victory Energy Announces Fiscal 2015 Financial Results
AUSTIN, TX--(April 11, 2016) - Victory Energy Corporation, (VYEY) ("Victory" or "the Company") a growth stage, Exploration and Production Company, today announced operating results for the twelve months ended December 31, 2015.
Fiscal 2015 Highlights

•	Received investment capital of $2.9 million from partner Navitus Energy Group (NEG) in fiscal 2015.

•	Added working interest in five South Texas Eagle Ford oil wells as part of the settlement agreement associated with the terminated Lucas Energy merger.

•	Increased total oil production 87% to 12,152 (Bbl) from 6,509 (Bbl) in fiscal 2014.

•	Increased Barrels of oil equivalent 31% to 50 BOE/d (66% oil) from 39 BOE/d in fiscal 2014.

•	Decreased production costs 28% per BOE prices in fiscal 2015.

•	At December 31, 2015, the Company held a working interest in 37 gross wells located in the states of Texas and New Mexico.
“Given a full twelve months of depressed commodity prices, I remain very proud of the team here at Victory Energy in achieving 87% growth in oil production as well as an increase in total gross wells, all while recording a decrease in lease operating expenses,” commented Kenny Hill, Chief Executive Officer of Victory Energy.
"We remain diligent in seeking potential acquisition targets with proved producing reserves, limited mandatory development risk and limited lease expiration exposure. The depressed commodity market has created voluminous opportunities to acquire properties at attractive valuations and we are confident that further opportunities will present themselves.
"Investment capital from our long-time partner Navitus Energy Group (NEG) has positively and substantially impacted Victory Energy through the past twelve months more than at any time during the partnership since its creation in 2008. Navitus is currently raising up to $15 million of investment capital via a private placement to help fund operations and acquire developing targeted oil and gas opportunities,” said Mr. Hill.
Victory Energy is an independent, growth oriented oil and natural gas Company focused on acquiring, developing and producing oil and natural gas properties generally in multiple Texas plays. Through its partnership interest in Aurora Energy Partners, the company is able to acquire needed capital when ideal projects, with specific capital return and development profiles become available.
The Company's oil and gas revenue fluctuations are directly related to the volumes produced and the commodity prices paid over the respective periods presented. Despite a 28% decline in prices, Oil and Natural Gas revenues only decreased $44,670 or 6% from $695,318 to $650,648 for the twelve months ended December 31, 2015 compared to the twelve months ended December 31, 2014.

Lease operating expenses decreased $30,407 to $159,800 or 16% from $190,207 for the twelve months ended December 31, 2015. The decline is primarily the result of lower per BOE lease operating expense rates of its new Eagle Ford area wells held by the Company at December 31, 2015.
General and administrative expenses increased $1.7 million or 63% to $4.4 million for the twelve months ended December 31, 2015 from $2.7 million for the twelve months ended December 31, 2014. The increase is primarily due to continued efforts to expand operations, become timely with all SEC filings and asset related transactions, as well as share based compensation costs and professional fees associated with the Lucas Energy business combination transaction.
Net loss attributable to Victory Energy was $4.2 million or a loss of $0.14 per share, for the twelve months ended December 31, 2015 compared to a net loss of $3.2 million or $0.11 per share for the prior year. The weighted average shares outstanding at December 31, 2015 were 29.8 million shares compared to 28.5 million as of December 31, 2014.
About Victory Energy
Victory Energy Corporation (VYEY), is a public held, independent growth-oriented oil and gas exploration and production company based in Austin, Texas, with additional resources located in Midland, Texas. The company has historically been focused on the acquisition and development of unconventional resource play opportunities in the Permian Basin, the Eagle Ford shale of South Texas and other strategically important areas that offer predictable economic outcomes and long-lived reserve characteristics, but will pursue opportunistic acquisitions in other areas. The company asset portfolio includes both vertical and horizontal wells in prominent formations such as the Eagle Ford, Austin Chalk, Woodbine, Spraberry, Wolfcamp, Wolfberry, Mississippian, Cline, Fusselman and Ellenberger. Victory has a seasoned management team with extensive industry relationships to help grow the company. For more information about the company please visit www.vyey.com.

Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words "will," "potential," "believe," "estimated," "intend," "expect," "may," "should," "anticipate," "could," "plan," "project," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Among these forward-looking statements are statements regarding EURs, estimated BOE, estimated future gross undiscounted cash flow and estimated drilling and completion costs. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, our ability to successfully complete pending acquisitions, integrate them with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, changes to drilling plans and schedules by the operators of prospects, overruns in costs of operations, hazards, delays, and any other difficulties related to drilling for and producing oil or gas, the price of oil, NGLs, and gas, results of marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, and other factors described in the Company's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company's other filings with the Securities and Exchange Commission ("SEC") that are available on the SEC's website at www.sec.gov, and on the Company's website at www.vyey.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Investor Relations Contact

Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us